SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  -------------


                    Under the Securities Exchange Act of 1934

                                 SCHEDULE 13G/A
                                (Amendment No. 3)


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                                RedEnvelope, Inc.
                                -----------------
                                (Name of Issuer)



                     Common Stock, $0.01 par value per share
                     ---------------------------------------
                         (Title of Class of Securities)



                                    75733R601
                                 --------------
                                 (CUSIP Number)


                                 August 31, 2006
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            |X| Rule 13d-1(b)
            |_| Rule 13d-1(c)
            |_| Rule 13d-1(d)


                               Page 1 of 12 Pages

                                 SCHEDULE 13G/A

CUSIP No. 75733R601                                        Page 2 of 12 Pages
-----------------------------------------------------------------------------

1) NAME OF REPORTING PERSON

            LaGrange Capital Partners, L.P.

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            13-4106878
-----------------------------------------------------------------------------
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) |_|
                                                      (b) |X|
-----------------------------------------------------------------------------
3) SEC USE ONLY


-----------------------------------------------------------------------------
4) CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
-----------------------------------------------------------------------------
       NUMBER                      5)     SOLE VOTING POWER
       OF
       SHARES                             0
       BENEFICIALLY              --------------------------------------------
       OWNED BY                    6)     SHARED VOTING POWER
       EACH
       REPORTING                          0
       PERSON                    --------------------------------------------
       WITH                        7)     SOLE DISPOSITIVE POWER

                                          0
                                 --------------------------------------------
                                   8) SHARED DISPOSITIVE POWER

                                          0
-----------------------------------------------------------------------------
9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
-----------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                  |_|
---------- ------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0%
-----------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

     PN
-----------------------------------------------------------------------------

                                 SCHEDULE 13G/A
CUSIP No. 75733R601                                        Page 3 of 12 Pages
-----------------------------------------------------------------------------
1) NAME OF REPORTING PERSON

            LaGrange Capital Partners Offshore Fund, Ltd.

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

-----------------------------------------------------------------------------
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) |_|
                                                     (b) |X|
-----------------------------------------------------------------------------
3) SEC USE ONLY

-----------------------------------------------------------------------------
4) CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands
-----------------------------------------------------------------------------
       NUMBER                      5)     SOLE VOTING POWER
       OF
       SHARES                             0
       BENEFICIALLY              --------------------------------------------
       OWNED BY                    6)     SHARED VOTING POWER
       EACH
       REPORTING                          0
       PERSON                    --------------------------------------------
       WITH                        7)     SOLE DISPOSITIVE POWER

                                          0
                                 --------------------------------------------
                                   8)     SHARED DISPOSITIVE POWER

                                          0
-----------------------------------------------------------------------------
9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
-----------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                             |_|
-----------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0%
-----------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

     CO
-----------------------------------------------------------------------------

                                 SCHEDULE 13G/A
CUSIP No. 75733R601                                        Page 4 of 12 Pages
-----------------------------------------------------------------------------
1) NAME OF REPORTING PERSON

            LaGrange Capital Administration, L.L.C.

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            73-1713931
-----------------------------------------------------------------------------
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) |_|
                                                                      (b) |X|

-----------------------------------------------------------------------------
3) SEC USE ONLY

-----------------------------------------------------------------------------
4) CITIZENSHIP OR PLACE OF ORGANIZATION

    USA
-----------------------------------------------------------------------------
                                5)     SOLE VOTING POWER

       NUMBER                          0
       OF                     -----------------------------------------------
       SHARES                   6)     SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY                        0
       EACH                   -----------------------------------------------
       REPORTING                7)     SOLE DISPOSITIVE POWER
       PERSON
       WITH                            0
                              -----------------------------------------------
                                8)     SHARED DISPOSITIVE POWER

                                       0
-----------------------------------------------------------------------------
9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    0
-----------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                             |_|
-----------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0%
-----------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

    IA
-----------------------------------------------------------------------------

                                 SCHEDULE 13G/A
CUSIP No. 75733R601                                        Page 5 of 12 Pages
-----------------------------------------------------------------------------

1) NAME OF REPORTING PERSON

            Frank LaGrange Johnson

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


-----------------------------------------------------------------------------
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |_|
                                                                     (b) |X|
-----------------------------------------------------------------------------
3) SEC USE ONLY


-----------------------------------------------------------------------------
4) CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
-----------------------------------------------------------------------------
       NUMBER                      5)     SOLE VOTING POWER
       OF
       SHARES                             0
       BENEFICIALLY              --------------------------------------------
       OWNED BY                    6)     SHARED VOTING POWER
       EACH
       REPORTING                          0
       PERSON                    --------------------------------------------
       WITH                        7)     SOLE DISPOSITIVE POWER

                                          0
                                 --------------------------------------------
                                   8)     SHARED DISPOSITIVE POWER

                                          0
-----------------------------------------------------------------------------
9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
-----------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                              |_|
-----------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0%
-----------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

     IN
-----------------------------------------------------------------------------

                                  SCHEDULE 13G


Item 1(a).     Name of Issuer:

RedEnvelope, Inc.


Item 1(b).     Address of Issuer's Principal Executive Offices:

149 New Montgomery Street
San Francisco, California 94105


Item 2(a).     Name of Persons Filing:

(i)   LaGrange Capital Partners, L.P.
(ii)  LaGrange Capital Partners Offshore Fund, Ltd.
(iii) LaGrange Capital Administration, L.L.C.
(iv)  Frank LaGrange Johnson

(collectively, the "Reporting Persons" and each a "Reporting Person")


Item 2(b).     Address of Principal Business Office or, if None, Residence:

Each of the Reporting Persons has a business address at 1270 Avenue of the Americas, Suite 2200, New York, New York 10020.


Item 2(c).     Citizenship:

(i)   LaGrange Capital Partners, L.P.
      Delaware

(ii)  LaGrange Capital Partners Offshore Fund, Ltd.
      Cayman Islands

(iii) LaGrange Capital Administration, L.L.C.
      Delaware

(iv)  Frank LaGrange Johnson
      USA


Item 2(d).     Title of Class of Securities:

Common Stock, $0.01 par value per share


Item 2(e).     CUSIP Number:

75733R601

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

               (a) |_| Broker or Dealer Registered Under Section 15 of the Act (15 U.S.C. 78o)

               (b) |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c)

               (c) |_| Insurance Company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c)

               (d) |_| Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)

               (e) |X| Investment Adviser in accordance with ss. 240.13d-1(b)(1)(ii)(E)

               (f) |_| Employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F)

               (g) |_| Parent Holding Company or control person in accordance with ss.240.13d-1(b)(ii)(G)

               (h) |_| Savings Association as defined in ss.3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

               (i) |_| Church plan that is excluded from the definition of an investment company under ss.3(c)(15) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

               (j)       |_| Group, in accordance with ss.240.13d-1(b)(ii)(J)


Item 4.        Ownership.

(i) LaGrange Capital Partners, L.P.(1)

               (a) Amount beneficially owned: 0

               (b) Percent of class: 0%

               (c) Number of shares as to which such person has:

                    (i) Sole power to vote or to direct the vote: 0

                    (ii)  Shared power to vote or to direct the vote: 0

                    (iii) Sole power to dispose or to direct the disposition of:
                          0

                    (iv) Shared power to dispose or to direct the disposition of: 0

--------------
(1) The general partner of LaGrange Capital Partners, L.P. is LaGrange Capital Management, L.L.C., a limited liability company organized under the laws of Delaware. Frank LaGrange Johnson is the sole member of LaGrange Capital Management, L.L.C.

 (ii) LaGrange Capital Partners Offshore Fund, Ltd.(2)

               (a) Amount beneficially owned: 0

               (b) Percent of class: 0%

               (c) Number of shares as to which such person has:

                    (i) Sole power to vote or to direct the vote: 0

                    (ii)  Shared power to vote or to direct the vote: 0

                    (iii) Sole power to dispose or to direct the disposition of:
                          0

                    (iv) Shared power to dispose or to direct the disposition of: 0

--------------
(2) The investment manager of LaGrange Capital Partners Offshore Fund, Ltd. is LaGrange Capital Administration, L.L.C., a limited liability company organized under the laws of Delaware. Frank LaGrange Johnson is the sole member of LaGrange Capital Administration, L.L.C.


(iii) LaGrange Capital Administration, L.L.C.(3)

            (a) Amount beneficially owned: 0

            (b) Percent of class: 0%

            (c) Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote: 0

                  (ii)  Shared power to vote or to direct the vote: 0

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv)  Shared power to dispose or to direct the disposition of:
                        0

--------------
(3) Frank LaGrange Johnson is the sole member of LaGrange Capital
    Administration, L.L.C.

(iv)          Frank LaGrange Johnson

               (a) Amount beneficially owned: 0

               (b) Percent of class: 0%

               (c) Number of shares as to which such person has:

                    (i) Sole power to vote or to direct the vote: 0

                    (ii)  Shared power to vote or to direct the vote: 0

                    (iii) Sole power to dispose or to direct the disposition of:
                          0

                    (iv) Shared power to dispose or to direct the disposition of: 0



Item 5.        Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.


Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.


Item 8.        Identification and Classification of Members of the Group.

Not applicable.


Item 9.        Notice of Dissolution of Group.

Not applicable.


Item 10.       Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE


         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.

Dated as of September 6, 2006

                                LaGrange Capital Partners, L.P.

                                By:  LaGrange Capital Management, L.L.C.,
                                         its General Partner

                                By:  /s/  Frank LaGrange Johnson
                                     --------------------------------------
                                     Frank LaGrange Johnson, its sole Member


Dated as of September 6, 2006

                                LaGrange Capital Partners Offshore Fund, Ltd.

                                By:  LaGrange Capital Administration, L.L.C.,
                                           its Investment Manager

                                By:   /s/  Frank LaGrange Johnson
                                      --------------------------------------
                                      Frank LaGrange Johnson, its sole Member


Dated as of September 6, 2006

                                      LaGrange Capital Administration, L.L.C.

                                By:   /s/  Frank LaGrange Johnson
                                      ---------------------------------------
                                      Frank LaGrange Johnson, its sole Member


Dated as of September 6, 2006

                                By:   /s/  Frank LaGrange Johnson
                                      --------------------------------------
                                      Frank LaGrange Johnson

                                    EXHIBIT A

                            Agreement of Joint Filing

         Pursuant to 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to join in the filing on behalf of each of them of a Statement on Schedule 13G and any and all amendments thereto, and that this Agreement be included as an Exhibit to such filing.

          This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement.

Dated as of September 6, 2006

                                LaGrange Capital Partners, L.P.

                                By:  LaGrange Capital Management, L.L.C.,
                                         its General Partner

                                By:  /s/  Frank LaGrange Johnson
                                     --------------------------------------
                                     Frank LaGrange Johnson, its sole Member

Dated as of September 6, 2006

                                LaGrange Capital Partners Offshore Fund, Ltd.

                                By:  LaGrange Capital Administration, L.L.C.,
                                           its Investment Manager

                                By:   /s/  Frank LaGrange Johnson
                                      --------------------------------------
                                      Frank LaGrange Johnson, its sole Member

Dated as of September 6, 2006

                                LaGrange Capital Administration, L.L.C.

                                By:   /s/  Frank LaGrange Johnson
                                      ---------------------------------------
                                      Frank LaGrange Johnson, its sole Member

Dated as of September 6, 2006

                                By:   /s/  Frank LaGrange Johnson
                                      --------------------------------------
                                      Frank LaGrange Johnson